                                  Exhibit 99.1



                                             May 13, 1999



To Our Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of Rockport National Bank to be held on June 15, 1999 at 10:00 a.m. at the Main Office of the Bank, which is located at 16 Main Street, Rockport, Massachusetts.

     Shareholders will vote upon the election of directors, ratification of accountants, as well as upon the Reorganization of the Bank into a bank holding company form of ownership. It is the unanimous opinion of the Bank's Board of Directors that this Reorganization will provide certain competitive advantages and alternatives not currently available to the Bank, will enable the Bank to continue to meet the changing financial needs of its customers and the community it serves as an independent community based institution and will provide enhanced flexibility should the holding company decide to provide additional banking related products and services.

     During the Meeting, we will also report on the condition of the Bank. Directors and officers of the Bank, as well as a representative of Wolf & Company, P.C., the Bank's independent auditors, will be present to respond to any questions you may have.

     Your vote is very important, regardless of the number of shares you own.
On behalf of the Board of Directors, I urge you to sign, date and return the enclosed proxy as soon as possible, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.

     Your continued interest and support of Rockport National Bank are appreciated.

                                    Very truly yours,


                                    Rockport National Bank

                                    By: /s/ Peter A. Anderson
                                       -----------------------------------
                                            Peter A. Anderson
                                            President and
                                            Chief Executive Officer